FOR IMMEDIATE RELEASE                   CONTACT:    PAMELA SHERRY
                                        TELEPHONE:  336-584-5171, EXT. 4855

    LABCORP -REGISTERED TRADEMARK- ANNOUNCES SALE OF VETERINARY LABORATORY
                   BUSINESS TO VETERINARY CENTERS OF AMERICA

        DIVESTITURE CONSISTENT WITH LABCORP'S STRATEGIC PLAN FOR GROWTH

BURLINGTON, NC, MARCH 5, 1998 - Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp -Registered Trademark- ) (NYSE: LH) announced today that it has sold certain assets of its veterinary testing business to Antech Diagnostics, a subsidiary of Veterinary Centers of America, Inc. (NASDAQ: VCAI). Antech Diagnostics, based in Irvine, California, operates a national network of veterinary diagnostic laboratories. Under the agreement, which will become effective March 1, 1998, LabCorp will retain the animal studies portion of the business for clinical trials testing, one of LabCorp's targeted opportunities for growth. Terms of the agreement were not disclosed.

"The sale of the veterinary business is consistent with our strategy to evaluate all business activities and reposition resources to optimize growth and profitability," said Thomas P. Mac Mahon, LabCorp's Chief Executive Officer. "Our fundamental business objective is strengthening core businesses and leveraging our unique capabilities in growth areas such as clinical trials, occupational testing services, molecular diagnostics and genetic testing. The divestiture of the veterinary business will allow us to refocus valuable resources on those areas which enhance our position as a leader in the industry."

Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp - Registered Trademark-) is a national clinical laboratory organization with annualized revenues of $1.5 billion in 1997. The Company operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed care organizations, hospitals, clinics, long-term care facilities, industrial companies and other clinical laboratories.

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